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News Release
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com

Goodrich Announces Minimum Condition Satisfied for Exchange Offers
CHARLOTTE, NC, June 6, 2006 — Goodrich Corporation (NYSE: GR) announced today that, as of 5:00 p.m., New York City time, on June 5, 2006, the amount of its outstanding 7 1/2% Notes due 2008, 6.45% Notes due 2008 and 6.60% Notes due 2009 tendered in exchange for a new series of notes due 2016 exceeded the minimum condition of that exchange offer. Goodrich also announced that, as of the same time, the amount of its outstanding 7.625% Notes due 2012 tendered in exchange for a new series of notes due 2036 exceeded the minimum condition of that exchange offer.
Goodrich further announced that it was amending each of its exchange offers to provide that holders of the outstanding notes who validly tender their notes by 5:00 p.m., New York City time, on June 6, 2006, and had not validly withdrawn their tenders prior to 5:00 p.m., New York City time, on June 5, 2006, will receive the total exchange consideration for that series of outstanding notes tendered as described in the Offering Memorandum dated May 22, 2006 and accompanying letter of transmittal, including the applicable early participation payment, as if such notes had been tendered on or prior to the early participation date. Outstanding notes tendered, and not validly withdrawn prior to 5:00 p.m., New York City time, on June 5, 2006, including notes tendered after that time, may not be withdrawn.
The total exchange price for each series of the outstanding notes will be calculated as of 2:00 p.m., New York City time, on June 15, 2006, as described in the Offering Memorandum dated May 22, 2006 and related letter of transmittal, unless one or both of the exchange offers is extended.
The exchange offers are limited to holders of outstanding notes that have certified certain matters to Goodrich, including their status as “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933. Each exchange offer is scheduled to expire at 12:00 midnight, New York City time, on June 19, 2006, unless extended.
The new notes will not be registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.
This press release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offers are being made solely by the Offering Memorandum and related letter of transmittal.
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